EXHIBIT 21.1

ALTA MESA HOLDINGS, LP

Subsidiaries

Subsidiary		Jurisdiction of Formation
1.	Alabama Energy Resources, LLC	Texas
2.	Alta Mesa Acquisition Sub, LLC
3.	Alta Mesa Drilling, LLC	Texas
4.	Alta Mesa Eagle, LLC	Texas
5.	Alta Mesa Energy LLC	Texas
6.	Alta Mesa Finance Services Corp.	Delaware
7.	Alta Mesa GP, LLC	Texas
8.	Alta Mesa Services, LP	Texas
9.	AM Idaho LLC	Texas
10.	AMH Energy New Mexico, LLC	Texas
11.	Aransas Resources, L.P.	Texas
12.	ARI Development, LLC	Delaware
13.	Brayton Management GP II, LLC	Texas
14.	Brayton Management GP, LLC	Texas
15.	Brayton Resources II, L.P.	Texas
16.	Brayton Resources, L.P.	Texas
17.	Buckeye Production Company, LP	Texas
18.	Cairn Energy USA, LLC	Delaware
19.	FBB Anadarko, LLC	Delaware
20.	Galveston Bay Resources, LP	Texas
21.	LEADS Resources, L.L.C.	Texas
22.	Louisiana Exploration & Acquisition Partnership, LLC	Delaware
23.	Louisiana Exploration & Acquisitions, LP	Texas
24.	Louisiana Onshore Properties LLC	Delaware
25.	Navasota Resources, Ltd., LLP	Texas
26.	New Exploration Technologies Company, L.L.C.	Texas
27.	Nueces Resources, LP	Texas
28.	Oklahoma Energy Acquisitions, LP	Texas
29.	Orion Operating Company, LP	Texas
30.	Petro Acquisitions, LP	Texas
31.	Petro Operating Company, LP	Texas
32.	Sundance Acquisition, LLC	Texas
33.	TE TMR, LLC	Texas
34.	Texas Energy Acquisitions, LP	Texas
35.	The Meridian Production, LLC	Texas
36.	The Meridian Resource & Exploration LLC	Delaware
37.	The Meridian Resource, LLC	Delaware
38.	TMR Drilling, LLC	Texas
39.	TMR Equipment, LLC	Texas
40.	Virginia Oil and Gas, LLC	Delaware